Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2016 Results

Rolling Meadows, Ill., March 9, 2017 – MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, today announced its fourth-quarter and full-year 2016 financial results.

Highlights for 2016

•	Fourth quarter revenues of $343.7 million, a record high quarterly revenue
•	Fourth quarter net income of $7.8 million, or $0.48 per share
•	Full-year revenues of $1.142 billion, a record high annual revenue
•	Full-year net income of $21.4 million, or $1.23 per share
•	Backlog increase of $68.2 million, or 11.0 percent, from the prior quarter to $688.8 million, our highest level since December 31, 2011
•	Acquired substantially all of the assets of Western Pacific Enterprises Ltd., which expands MYR’s footprint in western Canada.

Management Comments

Rick Swartz, MYR's President and CEO said, “Favorable weather contributed to our strong fourth quarter, and our full-year 2016 financial performance demonstrates the success of our efforts to grow MYR through our three-pronged strategy of prudent capital allocation for acquisitions, organic growth and return of capital to shareholders. Although full year net income decreased from the prior year, our revenue of $1.142 billion was a record high for a second consecutive year. We completed the acquisition of Western Pacific Enterprises Ltd., which expands our presence into western Canada, and began a new C&I operation in California. Our backlog grew $68.2 million to $688.8 million as of December 31, 2016 as we successfully executed our strategy.”

Fourth-Quarter Results

MYR reported fourth-quarter 2016 revenues of $343.7 million, an increase of $72.5 million, or 26.7 percent, compared to the fourth quarter of 2015. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $250.9 million, an increase of $49.7 million, or 24.7 percent, from the fourth quarter of 2015, largely due to higher revenue from large transmission projects, organic growth in new geographic markets and favorable weather conditions in certain areas. The Commercial and Industrial (C&I) segment reported fourth-quarter 2016 revenues of $92.7 million, an increase of $22.7 million, or 32.6 percent, compared to fourth quarter of 2015, primarily due to organic and acquisitive growth in new geographic markets.

Consolidated gross profit increased to $41.9 million for the fourth quarter of 2016, compared to $32.6 million for the fourth quarter of 2015. The increase in gross profit was primarily due to increased revenues and improved gross margin. Gross margin increased to 12.2 percent for the fourth quarter of 2016 from 12.0 percent for the fourth quarter of 2015. The increase of 0.2 percent in gross margin was primarily due to favorable weather experienced during the fourth quarter, improved performance on certain jobs and favorable close-outs on several projects. This was partially offset by costs associated with unrecognized revenue related to pending project claims and change orders as well as lower productivity on other jobs. Changes in estimates of gross profit in the fourth quarter of 2016 on certain projects resulted in a gross margin decrease of 0.2 percent. Changes in estimates of gross profit in the fourth quarter of 2015 on certain projects resulted in a gross margin decrease of 0.9 percent.

Selling, general and administrative expenses increased to $26.8 million for the fourth quarter of 2016 from $22.7 million for the fourth quarter of 2015. The year-over-year increase was driven by $2.2 million of costs associated with our organic and acquisitive growth strategies. In addition, bonus and profit sharing costs as well as personnel and overhead costs to support our overall growth increased in 2016. The impact of these increases was partially offset by $1.4 million of cost associated with an executive officer transition in the fourth quarter of 2015. As a percentage of revenues, selling, general and administrative expenses decreased to 7.8 percent for the fourth quarter of 2016 from 8.4 percent for the fourth quarter of 2015.

For the fourth quarter of 2016, net income was $7.8 million, or $0.48 per diluted share, compared to $5.9 million, or $0.29 per diluted share, for the same period of 2015. Fourth-quarter 2016 EBITDA, a non-GAAP financial measure, was $26.1 million, or 7.6 percent of revenues, compared to $20.1 million, or 7.4 percent of revenues, for the fourth quarter of 2015.

Full-Year Results

MYR reported revenues of $1.142 billion for the full year of 2016, an all time high. This represents an increase of $80.8 million, or 7.6 percent, compared to the full year of 2015. The increase was primarily due to our organic and acquisitive growth which was partially offset by a decline in revenue in some geographic areas. Specifically, the T&D segment reported revenues of $819.0 million, an increase of $24.1 million, or 3.0 percent, from the full year of 2015. The increase in revenue was primarily due to organic and acquisitive growth, partially offset by a decline in revenue in some geographic areas. The C&I segment reported full-year 2016 revenues of $323.5 million, an increase of $56.7 million, or 21.3 percent, over the full year of 2015 primarily due to organic and acquisitive expansion in new markets.

Consolidated gross profit was $134.7 million for the full year of 2016, compared to $122.3 million for the full year of 2015, an increase of $12.4 million, or 10.1 percent. The increase in gross profit was primarily due to higher revenue and improved gross margin. Gross margin increased to 11.8 percent for the full year of 2016 from 11.5 percent for the full year of 2015. The increase in gross margin was largely due to improved performance on certain jobs as well as favorable close-outs on several projects. This was partially offset by costs associated with unrecognized revenue related to pending project claims and change orders. We also experienced inclement weather in some of our markets and lower productivity on other jobs. Changes in estimates of gross profit on certain projects resulted in gross margin decreases of 0.2 percent for the full year of 2016. Changes in estimates of gross profit on certain projects, including several large claims or change orders, resulted in gross margin increases of 0.5 percent for the full year of 2015.

Selling, general and administrative expenses increased to $96.4 million for the full year of 2016 compared to $79.2 million for the full year of 2015. The year-over-year increase was driven by $9.4 million of costs associated with our organic and acquisitive growth strategies. Bonus and profit sharing costs as well as personnel costs to support our overall growth increased in 2016. We also incurred $1.0 million of costs associated with responding to activist investors. The impact of these increases was partially offset by a $1.4 million cost related to an executive officer transition in the fourth quarter of 2015. As a percentage of revenues, selling, general and administrative expenses increased to 8.4 percent for the full year of 2016 from 7.5 percent for the full year of 2015.

For the full year of 2016, net income was $21.4 million, or $1.23 per diluted share, compared to $27.3 million, or $1.30 per diluted share, for the same period of 2015. Full-year 2015 EBITDA, a non-GAAP financial measure, was $78.8 million, or 6.9 percent of revenues, compared to $83.0 million, or 7.8 percent of revenues, for the full year of 2015.

Acquisition

On October 28, 2016, the Company completed the acquisition of substantially all of the assets of Western Pacific Enterprises GP and of Western Pacific Enterprises Ltd., except for certain real estate owned by Western Pacific Enterprises Ltd., with the continuing company retaining the name Western Pacific Enterprises Ltd., an electrical contracting firm in western Canada. The total consideration paid, net of certain net asset adjustments, was approximately $11.3 million, which was funded through borrowings. The acquisition expanded our C&I and enhances our T&D presence in western Canada.

Backlog

As of December 31, 2016, our backlog was $688.8 million, consisting of $386.7 million in the T&D segment and $302.1 million in the C&I segment. Total backlog at December 31, 2016 was $68.2 million higher than our backlog reported at September 30, 2016 of $620.6 million, resulting in quarter-over-quarter increases in 10 of the past 12 quarters. T&D backlog at December 31, 2016 decreased $50.3 million, or 11.5 percent from September 30, 2016, while C&I backlog increased $118.5 million, or 64.5 percent, over the same period. Total backlog at December 31, 2016 increased $237.9 million, or 52.8 percent, from the $450.9 million reported at December 31, 2015. Significant contributors to the increase in the 2016 backlog were a multi-year Cross Texas Transmission contract and the Western Pacific Enterprises Ltd. acquisition.

Balance Sheet

As of December 31, 2016, MYR had $167.2 million of borrowing availability under our credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors with meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2016 results on Friday, March 10, 2017, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, March 16, 2017, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 51679991. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, March 16, 2017, at 11:59 p.m. Eastern time.

About MYR

MYR is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in any risk factors or cautionary statements contained in MYR's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Kristine Walczak

Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2016 and 2015

	December 31,
(in thousands, except share and per share data)	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$23,846	$39,797
Accounts receivable, net of allowances of $432 and $376, respectively	234,642	187,235
Costs and estimated earnings in excess of billings on uncompleted contracts	69,950	51,486
Receivable for insurance claims in excess of deductibles	18,477	11,290
Refundable income taxes	2,474	5,617
Other current assets	8,202	7,942
Total current assets	357,591	303,367
Property and equipment, net of accumulated depreciation of $209,466 and $181,575, respectively	154,891	160,678
Goodwill	46,781	47,124
Intangible assets, net of accumulated amortization of $4,684 and $3,798, respectively	11,566	11,362
Other assets	2,666	2,394
Total assets	$573,495	$524,925

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of capital lease obligations	$1,085	$—
Accounts payable	99,942	73,300
Billings in excess of costs and estimated earnings on uncompleted contracts	42,321	40,614
Accrued self insurance	42,584	36,967
Other current liabilities	42,382	28,856
Total current liabilities	228,314	179,737
Deferred income tax liabilities	18,565	14,382
Long-term debt	59,070	—
Capital lease obligations, net of current maturities	3,833	—
Other liabilities	539	926
Total liabilities	310,321	195,045
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,333,139 and 19,969,347 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	162	198
Additional paid-in capital	140,100	161,342
Accumulated other comprehensive income (loss)	(433)	116
Retained earnings	123,345	168,224
Total stockholders’ equity	263,174	329,880
Total liabilities and stockholders’ equity	$573,495	$524,925

MYR GROUP INC.

Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2016 and 2015

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2016	2015	2016	2015
	(Unaudited)

Contract revenues	$343,660	$271,184	$1,142,487	$1,061,681
Contract costs	301,716	238,573	1,007,764	939,340
Gross profit	41,944	32,611	134,723	122,341
Selling, general and administrative expenses	26,845	22,673	96,424	79,186
Amortization of intangible assets	195	320	886	571
Gain on sale of property and equipment	(262)	(683)	(1,341)	(2,257)
Income from operations	15,166	10,301	38,754	44,841
Other income (expense):
Interest income	—	2	5	25
Interest expense	(466)	(195)	(1,299)	(741)
Other income, net	1,246	(175)	885	174
Income before provision for income taxes	15,946	9,933	38,345	44,299
Income tax expense	8,148	4,052	16,914	16,997
Net income	$7,798	$5,881	$21,431	$27,302
Income per common share:
—Basic	$0.49	$0.29	$1.25	$1.33
—Diluted	$0.48	$0.29	$1.23	$1.30
Weighted average number of common shares and potential common shares outstanding:
—Basic	15,975	20,203	17,109	20,577
—Diluted	16,345	20,583	17,461	21,038

MYR GROUP INC.

Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2016 and 2015

	For the year ended December 31,
(in thousands of dollars)	2016	2015

Cash flows from operating activities:
Net income	$21,431	$27,302
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	38,236	37,458
Amortization of intangible assets	886	571
Stock-based compensation expense	4,674	4,837
Deferred income taxes	4,205	1,558
Gain on sale of property and equipment	(1,341)	(2,257)
Other non-cash items	194	200
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	(27,485)	(17,765)
Costs and estimated earnings in excess of billings on
uncompleted contracts	(17,001)	(4,597)
Receivable for insurance claims in excess of deductibles	(7,187)	1,021
Other assets	3,730	(5,634)
Accounts payable	17,322	6,742
Billings in excess of costs and estimated earnings on
uncompleted contracts	(707)	1,003
Accrued self insurance	5,617	(2,616)
Other liabilities	11,916	(4,823)
Net cash flows provided by operating activities	54,490	43,000
Cash flows from investing activities:
Proceeds from sale of property and equipment	3,299	2,758
Cash paid for acquisitions, net of cash acquired	(12,056)	(13,087)
Purchases of property and equipment	(25,371)	(46,599)
Net cash flows used in investing activities	(34,128)	(56,928)
Cash flows from financing activities:
Net borrowings under revolving lines of credit	59,070	—
Payment of principal obligations under capital leases	(740)	—
Increase in outstanding checks	—	—
Proceeds from exercise of stock options	6,218	1,923
Debt issuance costs	(1,012)	—
Excess tax benefit from stock-based awards	2,345	1,720
Repurchase of common shares	(101,483)	(27,582)
Other financing activities	63	28
Net cash flows provided by (used in) financing activities	(35,539)	(23,911)
Effect of exchange rate changes on cash	(774)	—
Net increase in cash and cash equivalents	(15,951)	(37,839)
Cash and cash equivalents:
Beginning of period	39,797	77,636
End of period	$23,846	$39,797

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share and

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2016 and 2015

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data and percentages)	2016	2015	2016	2015

Summary Statement of Operations Data:
Contract revenues	$343,660	$271,184	$1,142,487	$1,061,681
Gross profit	$41,944	$32,611	$134,723	$122,341
Income from operations	$15,166	$10,301	$38,754	$44,841
Income before provision for income taxes	$15,946	$9,933	$38,345	$44,299
Income Tax Expense	$8,148	$4,052	$16,914	$16,997
Net income	$7,798	$5,881	$21,431	$27,302
Effective Tax Rate	51.1%	40.8%	44.1%	38.4%

Per Share Data:
Income per common share:
- Basic	$0.49	$0.29	$1.25	$1.33
- Diluted	$0.48	$0.29	$1.23	$1.30
Weighted average number of common shares and potential common shares outstanding:

- Basic	15,975	20,203	17,109	20,577
- Diluted	16,345	20,583	17,461	21,038

	December 31,	December 31,	December 31,	December 31,
(in thousands)	2016	2015	2014	2013

Summary Balance Sheet Data:
Total assets	$573,495	$524,925	$520,086	$525,422
Total stockholders' equity (book value)	$263,174	$329,880	$322,553	$296,091
Goodwill and intangible assets	$58,347	$58,486	$56,464	$56,798
Total debt	$59,070	$—	$—	$—

	Last twelve months ended
	December 31,
	2016	2015
Financial Performance Measures (1):
Reconciliation of Non-GAAP measures:
Net income	$21,431	$27,302
Interest expense, net	$1,294	$716
Tax impact of interest	$(571)	$(275)
EBIT, net of taxes (2)	$22,154	$27,743

See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2016 and 2015

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2016	2015	2016	2015

Financial Performance Measures (1):

EBITDA (3)	$26,096	$20,137	$78,761	$83,044
EBITDA per Diluted Share (4)	$1.60	$0.98	$4.51	$3.95
Free Cash Flow (5)	$6,570	$28,501	$29,119	$(3,599)
Book Value per Period End Share (6)			$15.77	$16.15
Tangible Book Value (7)			$204,827	$271,394
Tangible Book Value per Period End Share (8)			$12.28	$13.28
Debt to Equity Ratio (9)			0.2	0.0
Asset Turnover (10)			2.18	2.04
Return on Assets (11)			4.1%	5.2%
Return on Equity (12)			6.5%	8.5%
Return on Invested Capital (15)			7.6%	11.3%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$7,798	$5,881	$21,431	$27,302
Interest expense, net	466	193	1,294	716
Provision for income taxes	8,148	4,052	16,914	16,997
Depreciation and amortization	9,684	10,011	39,122	38,029
EBITDA (3)	$26,096	$20,137	$78,761	$83,044

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net Income per share:	$0.48	$0.29	$1.23	$1.30
Interest expense, net, per share	0.03	0.01	0.07	0.03
Provision for income taxes per share	0.50	0.20	0.97	0.81
Depreciation and amortization per share	0.59	0.48	2.24	1.81
EBITDA per Diluted Share (4)	$1.60	$0.98	$4.51	$3.95

Calculation of Free Cash Flow:
Net cash flow from operating activities	$13,993	$32,305	$54,490	$43,000
Less: cash used in purchasing property and equipment	(7,423)	(3,804)	(25,371)	(46,599)
Free Cash Flow (5)	$6,570	$28,501	$29,119	$(3,599)

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)			$263,174	$329,880
Goodwill and intangible assets			(58,347)	(58,486)
Tangible Book Value (7)			$204,827	$271,394

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share:			$15.77	$16.15
Goodwill and intangible assets per period end share			(3.49)	(2.87)
Tangible Book Value per Period End Share (8)			$12.28	$13.28

Calculation of Period End Shares:
Shares Outstanding			16,333	19,969
Plus: Common Equivalents			352	461
Period End Shares (13)			16,685	20,430

	December 31,	December 31,
	2015	2014
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)	$329,880	$322,553
Plus: Total Debt	—	—
Less: Cash and cash equivalents	(39,797)	(77,636)
Invested Capital (14)	$290,083	$244,917

See notes at the end of this earnings release.

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to evaluate our ability to comply with certain material covenants as defined within our credit agreement and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers' measures.
(4)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(5)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(6)	Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(7)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(8)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(9)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(10)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(11)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(12)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(13)	Period end shares is calculated by adding average common stock equivalents for the quarter to period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(14)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(15)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.